As filed with the Securities and Exchange Commission on January 19, 1999
                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                RSI SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            Minnesota                                     41-1767211
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                              5555 West 78th Street
                                     Suite F
                             Edina, Minnesota 55439
                                 (612) 896-3020

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:
       Donald C. Lies                            Robert R. Ribeiro, Esq.
   Chief Executive Officer                        Hinshaw & Culbertson
      RSI Systems, Inc.                         3300 Piper Jaffray Tower
   5555 West 78th Street                         222 South Ninth Street
          Suite F                             Minneapolis, Minnesota 55402
   Edina, Minnesota 55439                            (612) 334-8025
      (612) 896-3020

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ----------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                     Proposed             Proposed
       Title of Each               Amount             Maximum              Maximum            Amount of
     Class of Securities            to be          Offering Price         Aggregate         Registration
      to be Registered            Registered        Per Share*         Offering Price*           Fee
--------------------------------------------------------------------------------------------------------
       Common Stock
     ($.01 par value)             1,389,000           $3.50              $4,861,500            $1,435
========================================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the last sales prices for such Common Stock on January 14, 1999, as reported on the Nasdaq Small Cap Market system.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                                                SUBJECT TO COMPLETION
                                                             JANUARY 19, 1999
                                RSI SYSTEMS, INC.

                                1,389,000 SHARES
                                       OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)


         This Prospectus relates to the sale from time to time of 1,389,000 shares of RSI Systems, Inc., a Minnesota corporation, by the shareholders named in the Section called "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares. 834,000 of the Shares were purchased by the Selling Shareholders from the Company at various dates and 555,000 of the Shares are issuable in the future upon exercise of warrants or options.

         Any or all of the Shares may be offered from time to time in transactions on the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

         The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market System under the symbol "RSIS." On January 14, 1999, the last reported sale price of the Common Stock as reported on the Nasdaq SmallCap Market System was $3.50 per share.


            For information concerning certain risks related to this offering, see "Risk Factors" beginning on page 3 of this prospectus.


   The Securities and Exchange Commission and State Regulatory Authorities
     have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of RSI common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

         In this prospectus, the "company," the "Registrant," "RSI," "we," "us," and "our" refer to RSI Systems, Inc.

                The date of this Prospectus is __________, 1999.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://wwe.sec.gov where certain information regarding issuers (including RSI) may be found.

         This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-______). The registration statement contains more information than this prospectus regarding RSI and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

*    Annual Report on Form 10-KSB for the Year ended June 30, 1998

*    Quarterly Report on Form 10-QSB for the Quarter ended September 30, 1998

*    Registration Statement on Form 8-A describing the common stock.

You may request a copy of these documents, at no cost, by writing to:

                              RSI Systems, Inc.
                              5555 W. 78th Street
                              Suite F
                              Edina, MN 55439
                              Phone- (612) 896-3020
                              Fax - (612) 896-3030

                           FORWARD-LOOKING INFORMATION

         Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A number of risks and uncertainties, including those discussed under the caption "Risk Factors" below and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                RSI SYSTEMS, INC.

         The Company designs, develops, manufactures and markets telecommunications products for video conferencing. The Company was incorporated under the laws of Minnesota on December 21, 1993. On July 25, 1995, the Company conducted a public offering of its common stock.

         In July, 1996, the Company brought in a new management team which redesigned the Company's initial computer based video conferencing system into a small television-based workgroup system. In addition, the management team accelerated the Company's development of a second generation, high performance mobile workgroup video conferencing system product -- the Video Flyer(TM).

         The Video Flyer system went into full production for worldwide distribution in July, 1997. The Video Flyer is a self-contained, high performance video conferencing peripheral component engine. The system is available in two models: The Video Flyer 384 and the Video Flyer Rocket. The Video Flyer 384 can communicate simultaneously over three ISDN lines to provide a high quality signal of up to 30 frames per second. The Rocket incorporates the same chassis, software, external shell and electronic components as the 384 except that it connects to only a single ISDN line and provides business quality video conferencing of up to 15 frames per second. Both systems are designed to connect to any size TV, projection system, PC, MAC or laptop (properly configured) and can support most of the popular industry cameras and recording, playback and communication devices.

         The Video Flyer is manufactured in Minnesota by Altron, Inc., an ISO 9002 facility that has been regionally recognized as a provider of high quality, component-type assembly products. All product development for the Video Flyer is performed in-house. A significant number of no-charge and for-fee new features are in development. The Company's management believes these will keep the Video Flyer current in the evolving technological marketplace and continue to enhance its price performance and value.

                                  RISK FACTORS

         You should consider carefully the following risk factors, along with the other information contained in or incorporated by reference in this prospectus, in deciding whether to invest in our securities. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we made in this prospectus.

     OPERATING LOSSES, ACCUMULATED DEFICIT. The Company was formed in December 1993 and has financed its operations to date through sales of its Common Stock. As of June 30, 1998, the Company had an accumulated deficit of $(15,042,000). There can be no assurance that the Company will generate sufficient sales from the Video Flyer System or other products to achieve positive cash flow or profitable operations.

         QUOTATION BY NASDAQ. The Company's Common Stock is currently traded in the national over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") SmallCap Market System.

         NASDAQ adopted more stringent minimum listing requirements which became effective on February 23, 1998. These requirements include a minimum of $2 million in Net Tangible Assets or $35 million in market capitalization or $500,000 in net income (in the latest fiscal year, or two of the last three fiscal years). A minimum bid price of $1.00 per share for listed stock also is required. There can be no assurance that the Company will continue to be able to meet such requirements. If we fail to meet such requirements the Company's common stock could be delisted from the NASDAQ SmallCap Market. If the Company's Common Stock is delisted for failure to meet the NASDAQ listing requirements, the Common Stock would be subject to the rules promulgated under the Securities Exchange Act of 1934 relating to "penny stocks." These rules require brokers who sell securities subject to such rules to persons other than established customers and "institutional accredited investors" to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the security. These rules may restrict the ability of brokers to sell the Company's Common Stock and may affect the ability of purchasers in this offering to sell such Company Stock in the secondary market.

         SUCCESS DEPENDENT ON MARKET ACCEPTANCE. The Company's success will depend on its ability to capitalize on the market opportunity for portable conference room and workgroup conferencing systems and to successfully market its Video Flyer System. The Company believes that the market leaders of portable conference room and workgroup conferencing equipment will be determined during the next several years. To establish its market presence during this period, the Company must convince a significant number of business, education and government entities that the Video Flyer System and other products which may be developed by the Company in the future offer superior features at a reasonable price as compared to other group-type conferencing systems which have been or will become available from the Company's competitors. There can be no assurance that the Company will be able to obtain sufficient acceptance of its products by individuals and organizations to achieve profitable operations.

     INTENSE COMPETITION. The market for videoconferencing equipment is intensely competitive. The Company's major competitors in the group conferencing market in the United States include PictureTel, Vtel, Tandberg, Vcon, Polycom and Sony. These and other companies provide group conferencing systems that provide 128 and 384 KBPS quality video and audio signal videoconferencing. In addition, we expect that new competitors will attempt to enter the market and that existing or new competitors will develop systems in the future that duplicate or improve on various features of the Company's system. Many of the Company's competitors are well established, better known, and significantly larger, with substantially greater technical, manufacturing, marketing, and financial resources than the Company. The greater resources of many of our competitors may permit them to respond more rapidly than the Company to changes in technology. The Company's ability to compete in the market will depend upon a number of factors including its success in generating market acceptance of the Video Flyer System and the success of its marketing efforts. The Company competes based upon the quality, reliability, flexibility and the ease of use of its products. The Company also competes on value relative to the features its product offers. However, if the Company is forced by competitive pressure to significantly reduce prices the Company's revenues and profitability may be adversely affected.

     LIMITED HISTORY OF MARKETING, DISTRIBUTION, AND SALES. As of September 30, 1998, we have sold approximately $8.5 million of the Video Flyer systems and related components. The Company's marketing strategy is to focus on larger businesses, schools and governmental entities which the Company believes will provide the most significant opportunities for sales of its system. The Company markets its system worldwide direct and through distributors and dealers. The Company also sells worldwide through OEM relationships with Philips North America and VTEL Corporation. Although the Company's marketing personnel have significant experience in marketing new products and services in the industry, such personnel only have limited experience in marketing the Company's product. There can be no assurance that the Company's marketing and distribution strategy will be successful.

         TECHNICAL OBSOLESCENCE. The telecommunications industry is undergoing rapid and significant technical advances. While we believe that the Video Flyer System has certain advantages over other, currently available group conferencing systems, we expect future technology to be superior to the technology currently used in our system. Although the Video Flyer System has been designed to assimilate future technical advances, there can be no assurance that any such future advances or the development of new or competitive products by others will not render our system less competitive or obsolete.

         AVAILABILITY AND ACCEPTANCE OF ISDN. We believe the growth of the group conferencing market is dependent on the availability and acceptance of Integrated Services Digital Network ("ISDN") telephone service. To provide ISDN service to their customers, telephone companies must replace analog switches with digital switches in their local offices. In 1994, approximately 75 percent of all telephone circuits in the United States were capable of providing ISDN service. Internationally, approximately 84 percent, 80 percent and 58 percent of telephone circuits in Europe, Australia and Japan, respectively, are capable of providing ISDN service. The monthly charge for ISDN service in the United States ranges between $20 and $80 per month plus, in certain markets, per-minute charges for usage above minimum levels. Although the Company believes ISDN service will become more available and less expensive in the United States, the Company's sales of its products would be materially adversely affected if ISDN service is not available to, or not accepted by, businesses and individuals. The Video Flyer also operates on existing Tl lines.

         FUTURE CAPITAL NEEDS. The Company believes that it has sufficient working capital to meet its needs for the foreseeable future. Nonetheless, the Company's working capital requirements may vary substantially from those planned depending on numerous factors, including a failure to generate significant revenues in 1999, unexpected increases in expenses, and other unplanned events. If the Company is unable to generate significant revenues from sales, or if despite sufficient sales, the Company is unable to achieve its targeted margins, it will require additional financing. In addition, the Company may need additional working capital if it experiences higher than anticipated expenses. The Company could also require additional capital to finance future growth or for strategic acquisitions, although no such acquisitions are currently planned. Required additional capital would be sought from a number of sources and could include sales of additional shares of capital stock or other securities or loans from banks or other sources. Any additional sales of capital stock could be dilutive to investors in this offering. The Company's ability to obtain additional funding will depend substantially on operating results in future periods. The Company will be materially adversely affected and its ability to continue in business could be jeopardized if it is not able to achieve positive cash flow or profitability or if it is not able to obtain any necessary financing on satisfactory terms.

         DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on its key management, technical and marketing personnel, particularly Donald C. Lies, President and Chief Executive Officer of the Company. The Company's future success will also depend in part upon its ability to attract and retain highly qualified personnel and consultants. The Company competes for such personnel with other companies, and there can be no assurance that the Company will be successful in hiring or retaining qualified personnel or consultants. The loss of key personnel or consultants or the inability to hire or retain qualified personnel or consultants could have a material adverse effect on the Company. The Company has entered into confidentiality, non-compete and employment agreements with Mr. Lies.

         LIMITED PROPRIETARY PROTECTION. The Company currently relies on patent and trademark protection for the Video Flyer System. The Company filed a utility patent application for its peripheral videoconferencing system in the fall of 1994 and received a Notice of Allowance in August 1997. The Company also claims the trademark Eris Video Flyer and has registered the trademark under federal trademark statutes. The Company filed an application for its "intent to use" the mark "Eris Video Flyer" as a trademark under federal trademark statutes and intends to file its "statement of use" of that trademark once it is eligible to do so under such statutes. The Company has also applied for patents for its peripheral videoconferencing systems in foreign countries. The Company intends to register its copyrights.

There can be no assurance that the Company's measures to protect its intellectual property will be successful, that it will be granted any patents in the future, or that any patents that may be granted will be of value to the Company. In the absence of meaningful intellectual property protection, the Company may be vulnerable to competitors who could lawfully attempt to copy the Company's products. Moreover, there can be no assurance that other competitors may not independently develop the same or similar technology. While the Company believes that it has all rights necessary to market and sell its system without infringement of intellectual property rights held by others, the Company has not conducted a formal infringement search and there can be no assurance that such conflicting rights do not exist. The Company could incur substantial legal costs in seeking enforcement of its intellectual property rights against infringement or the unauthorized use of its proprietary technology by others or in defending itself against similar claims of others. There can be no assurance that the Company will have sufficient funds to enforce or defend its intellectual property rights.

         NO CUMULATIVE VOTING; CONTROL. There is no cumulative voting for the election of directors of the Company. Accordingly, the owners of a majority of the Company's outstanding voting stock may elect all the directors, if they choose to do so, and the owners of the remaining shares will not be able to elect any directors. Officers and directors of the Company currently own approximately 21 percent of the outstanding shares of Common Stock.

         ANTI-TAKEOVER PROVISIONS. The Board of Directors is authorized to issue up to 5,000,000 undesignated shares and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the Company's shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any undesignated shares that may be issued in the future. Although there is no current intention to do so, the issuance of such shares by the Company could deprive the Company's shareholders of opportunities to sell their shares of the Common Stock at a premium. Additionally, the Company could adopt in the future one or more additional anti-takeover measures, such as a shareholder rights plan, without first seeking shareholder approval. Those measures could also make a change in control of the Company more difficult. The Company is also subject to provisions of the Minnesota Business Combination Act and the Minnesota Control Share Acquisition Act that make certain business combinations more difficult.

         NO CASH DIVIDENDS. The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future.

         LIMITATION OF DIRECTOR LIABILITY. The Company's Restated Articles of Incorporation and Bylaws provide for indemnification of directors to the full extent permitted by the Minnesota Business Corporation Act and to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders of monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

                                                                                               PERCENT OF
                                                                               NUMBER OF      COMMON STOCK
                                                                             SHARES TO BE      OWNED AFTER
                             NUMBER OF SHARES         NUMBER OF SHARES      OWNED AFTER THE    COMPLETION
NAME                     OWNED PRIOR TO OFFERING       OFFERED HEREBY         OFFERING(5)      OF OFFERING
----                     -----------------------      ----------------        -----------      -----------
Byron G. Shaffer                 364,000                  155,000 (6)             209,000          3.1%

Richard F. Craven (1)            953,000                  813,000 (7)             140,000          2.1%

Gregory D. Craven                 55,000                   36,000 (8)              19,000            *

Gretchen M. Craven                25,500                    5,000                  20,500            *

Todd R. Craven                    15,000                    5,000                  10,000            *

Donald C. Lies (2)               663,325                  335,000 (9)             328,325          4.7%

Marti Miller (3)                 120,000                   20,000 (10)            100,000          1.5%

James Hanzlik (4)                100,000                   20,000 (11)             80,000          1.2%
                               ---------                ---------                 -------
                               2,295,825                1,389,000                 906,825

-----------------------
*        Less than 1 percent.

(1)      Mr. Craven is a director of the Company.

(2)      Mr. Lies is President, Chairman and CEO of the Company.

(3)      Mr. Miller is the Vice President - Engineering of the Company.

(4)      Mr. Hanzlik is the Chief Financial Officer of the Company.

(5) Assumes all shares being registered in this offering will be sold. However, to the Company's knowledge, the holders of such securities have no commitment to anyone to sell all or part of the securities being registered.

(6)      Includes 32,500 shares issuable upon exercise of warrants.

(7)      Includes 141,500 shares issuable upon exercise of warrants.

(8)      Includes 31,000 shares issuable upon exercise of options.

(9)      Includes 310,000 shares issuable upon exercise of options.

(10)     Consists of shares issuable upon exercise of options.

(11)     Consists of shares issuable upon exercise of options.

                              PLAN OF DISTRIBUTION

         The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company will pay the expenses of registration of the Shares, including legal and accounting fees.

         The Selling Shareholders may offer and sell the Shares from time to time in transactions on the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

         The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.


                                     EXPERTS

         The consolidated financial statements contained in the Company's Annual Report on Form 10-KSB incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Hinshaw & Culbertson, 222 South Ninth Street, Minneapolis, Minnesota 55402.

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. RSI HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. RSI IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.


                              --------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

WHERE YOU CAN FIND MORE INFORMATION.......................................  2
INCORPORATION OF CERTAIN DOCUMENTS........................................  2
RSI SYSTEMS, INC..........................................................  3
RISK FACTORS..............................................................  3
SELLING SHAREHOLDERS...................................................... 12
PLAN OF DISTRIBUTION...................................................... 13
EXPERTS  ................................................................. 14
LEGAL MATTERS............................................................. 14




                                1,389,000 Shares




                                RSI SYSTEMS, INC.




                                  Common Stock






                                 --------------

                                   PROSPECTUS

                                 --------------




                                ___________, 1999

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee                  $ 1,434
         Accounting Fees and Expenses            2,000
         Legal Fees and Expenses                 5,000
         Miscellaneous                           1,000
                                               -------
           Total                               $ 9,434

         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Restated Articles of Incorporation and Bylaws of RSI provides that RSI shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

         RSI also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 16. LIST OF EXHIBITS

         5      Opinion of Hinshaw & Culbertson regarding legality.

         23.1   Consent of independent auditors.

         23.2 Consent of Hinshaw & Culbertson (included in Exhibit 5 to this Registration Statement).

         24     Power of Attorney.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising Under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 15, 1999.


                              RSI SYSTEMS, INC.


                              By /s/ Donald C. Lies
                                 -----------------------------------------------
                                 Donald C. Lies
                                 Chief Executive Officer, President and Chairman


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


By /s/ Donald C. Lies
   ----------------------------------------------      Dated: January 15, 1999
   Donald C. Lies
   Chief Executive Officer, President and Director
   (principal executive officer) (principal financial officer)
   (principal accounting officer)


By  *
   ---------------------------------------------
   Richard F. Craven                                   Dated: January 15, 1999
   Director


By  *
   ---------------------------------------------
   David W. Stassen                                    Dated: January 15, 1999
   Director


By  *
   ---------------------------------------------
   Manfred D. Haiderer                                 Dated: January 15, 1999
   Director


* By /s/ Donald C. Lies
     -------------------------------------------
     Donald C. Lies                                    Dated: January 15, 1999
     As Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.    Description                                                 Page
-----------    -----------                                                 ----

    5          Opinion of Hinshaw & Culbertson regarding legality .........

    23.1       Consent of Independent Auditors ............................

    24         Power of Attorney ..........................................